EX 99.28(g)(2)(x)

AMENDMENT TO MASTER GLOBAL CUSTODY AGREEMENT

This Amendment to the Master Global Custody Agreement between the Customer and JPMorgan Chase Bank, N.A. (“JPMorgan”) dated June 16, 2011, as amended (“Agreement”), is by and among JPMorgan Chase Bank, N.A. (the “Custodian”) and the undersigneds, as listed on Schedule A, JNL/Van Eck International Gold Fund Ltd. (“Van Eck Ltd.”) hereby requests an amendment to the Master Global Custody Agreement, dated June 16, 2011, as amended (the “Custody Agreement”), to reflect the following:

•	Name change for JNL/Van Eck International Gold Fund Ltd. to JNL/VanEck International Gold Fund Ltd., effective September 25, 2017.

Now, Therefore, JPMorgan and Van Eck Ltd. hereby agree, and each party as listed on Schedule A hereby acknowledges and agrees, to amend the Agreement as follows:

1.         Amendments.

-	Schedule A to the Agreement is hereby deleted and replaced in its entirety with Schedule A dated September 25, 2017, attached hereto.

2.         Integration/Effect of Amendment. This Amendment and any instruments and agreements delivered pursuant hereto constitute the entire agreement of the parties and supersede all prior oral and written communications with respect to the subject matter hereof and thereof.  Except as expressly provided herein, no other changes or modifications to the Agreement are intended or implied, and in all other respects, the Agreement shall remain in full force and effect in accordance with its terms.

3.          Authority.  The Trusts, Funds, and the Custodian hereby each represent and warrant to the other that it has full authority to enter into this Amendment upon the terms and conditions hereof and that the individual executing this Amendment on its behalf has the requisite authority to bind the Trusts, Funds, or Custodian to this Amendment.

In conjunction with the securities custody services of JPMorgan Chase Bank, N.A., and by its signature below, agrees to the terms and conditions of the Custody Agreement as a Customer (as such term is defined therein), and that certain International Proxy Voting Addendum, dated June 16, 2011, by and among JPMorgan Chase Bank, N.A. and certain affiliated companies of the undersigned. By their signature below, each party hereby agrees to replace Schedule A of the Custody Agreement with Schedule A attached hereto, effective as of September 25, 2017.

JNL/Van Eck International Gold Fund Ltd.

By:	/s/ Kelly L. Crosser
Name:	Kelly L. Crosser
Title:	Assistant Secretary
Date:	8/16/2017

Addendum to Master Global Custody Agreement

Acknowledged and agreed:
JPMORGAN CHASE BANK, N.A.

By:	/s/ Brian Eckert
Name:	Brian Eckert
Title:	Executive Director
Date:	8/17/2017

Each entity listed on Schedule A to the Custody Agreement

By:	/s/ Kelly L. Crosser
Name:	Kelly L. Crosser
Title:	Assistant Secretary
Date:	8/16/2016

Addendum to Master Global Custody Agreement

SCHEDULE A

List of Accounts

JNL/BlackRock Global Allocation Fund Ltd.

JNL/AQR Managed Futures Strategy Fund Ltd.

JNL ASF II (SBP), LLC

JNL/AQR Risk Parity Fund Ltd. (formerly, Curian/AQR Risk Parity Fund Ltd.)

JNL/VanEck International Gold Fund Ltd. (formerly, JNL/Van Eck International Gold Fund Ltd.)

Addendum to Master Global Custody Agreement
A-1